Exhibit 4.1
Form of Common Stock Certificate


              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
                              CHINA AUTOPARTS, INC.
                      AUTHORIZED TO ISSUE 26,060,607 SHARES

20,000,000 COMMON SHARES            6,060,607 SERIES A PREFERRED SHARES
PAR VALUE $.0001 EACH               PAR VALUE $.0001 EACH


This certifies that ________________ is the owner of _______________ fully paid and non-assessable shares of the Common Shares of CHINA AUTOPARTS, INC. transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation this _________ day of _________ A.D.______

Secretary - Treasure                                    President